Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BHP Billiton Limited and BHP Billiton Plc:

We consent to the use of our report dated 25 September 2006, with respect to the consolidated balance sheets of BHP Billiton Group as of 30 June 2006 and 2005, and the related consolidated income statements, statements of recognised income and expense and statements of cash flows for each of the years in the two-year period ended 30 June 2006, incorporated by reference into this Registration Statement on Form F-3 of BHP Billiton Finance (USA) Limited, BHP Billiton Limited and BHP Billiton Plc and to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in this Registration Statement. Our report, dated 25 September 2006, refers to a change in accounting principle as a result of the adoption of IAS 32/AASB 132 “Financial Instruments: Disclosure and Presentation” and IAS 39/AASB 139 “Financial Instruments: Recognition and Measurement”. Our report, dated 25 September 2006, refers to a change in accounting principle for pension and other post retirement benefits under accounting principles generally accepted in the United States of America.

/s/ KPMG

KPMG

Melbourne, Australia

12 March 2007